Exhibit 99

                              FOR IMMEDIATE RELEASE

April 23, 2003


                       THE EASTERN COMPANY REPORTS RESULTS
                          FOR THE FIRST QUARTER OF 2003

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the first-quarter of 2003. Sales for the quarter were $21.6 million, compared to $20.3 for the same period in 2002, while net income was $953,000, or $0.26 per diluted share compared to the $677,000 or $0.18 per diluted share reported in the first quarter of 2002.

Leonard F. Leganza, President and CEO stated, "We are pleased with the operating results of the Company in the first quarter of 2003, although we continued to be affected by the overall softness in the manufacturing sector of the U.S. economy. Sales increased by 6% from the comparable quarter of 2002 and we are optimistic that sales will continue to improve as we go through the year. Net income increased 41% from the previous year as a result of higher margins on new product sales."

Mr. Leganza commented further, "It is important for us to remain competitive and grow in the niche markets that we serve. Therefore, in addition to the continual improvements we make to our cost structure, the Company will, either internally or by acquisition, pursue the development and introduction of new products. Among recent initiatives was the acquisition of a core composite honeycomb technology now being used by us in the manufacture of "sleeper boxes" for large trailer trucks. Use of that technology will be broadened by our Canadian Commercial Vehicles subsidiary to applications in other markets. A new line of luggage security seals to prevent surreptitious entry into checked baggage at airports was introduced by our Illinois Lock/CCL Security Product division as a result of the TSA ban on locking checked baggage."

Mr. Leganza continued, "To help our traditional products to remain price competitive in the marketplace with products imported from Asia, we are expanding our presence in China, exploring the possibilities of establishing additional manufacturing capabilities in that country."

The Eastern Company is a 145-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial result are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255